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                             CONSULTING AGREEMENT
                                    BETWEEN
                            FULL POWER CORPORATION
                                     AND
                             DEALER SUPPORT GROUP


     THIS CONSULTING AGREEMENT (the "Agreement") is made and is effective as of March 1, 1998, by and between FULL POWER CORPORATION, an Ohio Corporation ("FPC"), and DEALER SUPPORT GROUP ("DSG"), with reference to the following facts:

                                   RECITALS:

     A. FPC intends to engage in the business of an energy service provider.

     B. DSG has considerable knowledge, skill, experience and expertise in the field of utility deregulation.

     C. FPC wishes to obtain the services of DSG to assist FPC with the location, selection and negotiation of contracts with qualified entities necessary for the development of FPC as a qualified energy service provider upon the terms and conditions set forth herein.

                                  AGREEMENTS:

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.   INDEPENDENT CONTRACTOR RELATIONSHIP

     1.1 ENGAGEMENT. FPC hereby engages DSG and DSG hereby accepts engagement by FPC, subject to all of the terms and conditions set forth in this Agreement, during the term specified in Section 3, below, of this Agreement.

     1.2 RELATIONSHIP CREATED. For purposes of this Agreement, the relationship created between DSG and FPC shall be that of independent contractor, and not that of employer/employee, principal/agent, partner, joint ventures, vendor/vender, or otherwise. It is understood that each party to this Agreement is placing its trust and confidence in the other to perform all duties contained herein and to act in each other's best interests and thus create a reciprocal confidential relationship.

                                       1.
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2.   DUTIES OF DSG

     2.1 GENERAL DUTIES. DSG shall do and perform all services, acts or things necessary or advisable to assist FPC in locating, negotiating and developing contracts with qualified entities to assist FPC in becoming a licensed energy service provider. If in due course it should become necessary, DSG will assist FPC in its daily operation and maintain a liason between all corporate personnel and contractual entities.

     2.2 DEVOTION OF TIME. DSG shall devote such productive time, ability, and attention to the business of FPC as DSG shall determine in its sole discretion. DSG shall have the right, in its sole and absolute discretion, to designate the individual employee or employees of DSG who will render services on behalf of DSG pursuant to this Agreement and DSG shall have the right, at any time, to change or substitute such employee or employees. FPC shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors of DSG. During the term hereof, DSG may devote time to other business, interests, investments and activities, provided however, that DSG shall not conduct any activities in connection with the energy service provider business for or on behalf of itself or any other person.

3.   TERM AND TERMINATION

     3.1   TERM.  The term of this Agreement shall be for a period of three
           (3) years, commencing as of the effective date of this Agreement, unless sooner terminated pursuant to the provisions of this
           Section 3.

     3.2 TERMINATION. FPC may terminate this Agreement with or without cause at any time upon ten (10) days written notice to the other party.

4.   COMPENSATION OF DSG

     4.1 As compensation for the services to be rendered by DSG hereunder, DSG shall receive a consulting fee of no less than Eight-Thousand Dollars ($8,000.00) per month. Should FPC proceed to become a successful energy service provider and possibly a public company, DSG will be further compensated with an amount of stock to be mutually agreed upon by both parties.

                                       2.
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5.     RELATIONSHIP OF PARTIES

       5.1 DSG'S EXPENSES. During the term of this Agreement, DSG shall be an independent contractor with respect to FPC. Accordingly, DSG shall bear all of its own expenses in performing its services pursuant to this Agreement, including automobile, office, entertainment, taxes, insurance and legal and accounting expenses. FPC shall bear the expenses of telephone, postage and express mail.

       5.2 WAIVER OF BENEFITS. DSG shall not be entitled to any of the benefits provided by FPC to its employees, and DSG specifically waives, and agrees to indemnify FPC against any claim including, without limitation, health or life insurance, vacation pay, sick pay, retirement or pension benefits, Social Security contributions, workers' compensation insurance, state disability insurance, F.I.C.A or F.U.T.A. tax payments, reimbursement of business related expenses, welfare and pension benefits and obligations of FPC under the Employee Retirement Income Security Act of 1974, or other benefits of any kind customarily afforded to an employee. DSG acknowledges that it is aware of its obligations to pay payroll, employment, income, license, franchise and other taxes, and DSG agrees to pay all such taxes as required by law with respect to the employees of DSG and to indemnify and hold harmless FPC from and against any claim, expense, loss, liability or damage relating thereto.

6.  GENERAL PROVISIONS

      6.1 SEVERABILITY. The invalidity of any provision of this Agreement, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

      6.2 WAIVERS AND CONSENT. No waiver of any provision hereof shall be deemed a waiver of any other provision hereof, or of any subsequent breach of the same or any other provision. Consent to or approval by either party of any action shall not be deemed to render unnecessary the obtaining of such party's consent to or approval of any subsequent acts.

      6.3 ENTIRE AGREEMENT AMENDMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersides all prior negotiations, agreements, statements of understanding, presentations, and proposals of the parties. No supplement, modification, or


                                      3.

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              amendment to this Agreement shall be binding unless executed in writing by DSG and FPC.

      6.4 NOTICES. Any written notice, demand, request, or other communication required or permitted to be given hereunder shall be in writing and may be served personally or by telecopier.

      6.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of Ohio.

      6.6 SURVIVAL OF PROVISIONS. Each of the covenants, agreements, representations and warranties contained herein shall, to the extent applicable, survive the termination of this Agreement.



      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, consisting of 4 pages, including this page, as of the date set forth above.


              DSG:                       DEALER SUPPORT GROUP, INC.


                                         By: /s/ Harvey Trifler
                                             -------------------------
                                             Harvey Trifler, President


              FPC:                       FULL POWER CORPORATION, AN OHIO CORP


                                         By: /s/ George N. Falsone
                                             -------------------------
                                             George N. Falsone, President


                                      4.